Exhibit 99

[LOGO]                                                              News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214

                                        For further information, please contact:

                                                              Scott A. Kingsley,
                                                   EVP & Chief Financial Officer
                                                          Office: (315) 445-3121
                                                             Fax: (315) 445-7347

             COMMUNITY BANK SYSTEM ANNOUNCES SECOND QUARTER RESULTS

       EPS IMPROVES 6.5% OVER FIRST QUARTER; LOANS GROW IN ALL CATEGORIES

      Syracuse, N.Y. - July 20, 2006 - Community Bank System, Inc. (NYSE: CBU) reported quarterly net income of $9.9 million, or $0.33 per share, in the second quarter of 2006. This represents a 6.5% increase over the $9.5 million, or $0.31 per share, generated during the first quarter of 2006. Compared to the second quarter of 2005, which included $5.2 million in pre-tax securities gains, earnings per share earnings were $0.13 lower, representing a 28.3% decrease. Without these securities gains, the second quarter earnings per share of $0.33 were equal to the year-ago quarter.

      The company grew loans by 2.8% over the year-ago period, with growth achieved in each of its three portfolios (consumer mortgage, business lending and consumer installment) during this period, led by a 5.7% increase in consumer installment lending. Deposits increased 2.1% over the year-ago period. Cash earnings per share, which exclude the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments, were $0.37 in the second quarter, $0.02, or 5.7% greater than the linked first quarter.

      Mark E. Tryniski, CBU's Executive Vice President and Chief Operating Officer, stated, "Our second quarter's results were solid, particularly given the current interest rate environment. We were able to generate meaningful loan growth of 6% on an annualized basis during the quarter, and had year-over-year increases in all three of our lending categories. Non-interest income grew by $1.0 million - or nearly 9%, excluding the securities gains from the comparable year-ago quarter. We continued to lower our core operating expenses through aggressive management of our entire service delivery system. Our asset quality metrics were also at their most favorable level of the last two years, resulting in a lower provision for loan losses in the quarter."

      Sanford A. Belden, President and Chief Executive Officer, commented, "I am very pleased to see where we are as a company as I prepare for my previously announced retirement on July 31. Our acquisition of Elmira-based ES&L Bancorp is firmly on schedule to close in the third quarter, and the company is extremely well positioned to continue the track record of solid growth it established throughout the last decade, as a result of the many strategic, operational and financial decisions our management and Board of Directors have collectively made. The controlled, deliberate transition plan we have implemented over the last two years has been highly beneficial to the organization, and it is with great confidence and assurance that I hand over the title of President and CEO to Mark Tryniski on the first of August."

      Net interest income decreased $0.1 million (0.3%) from the first quarter of 2006, due to increases in funding costs of $1.9 million, partially offset by increases of $1.4 million in loan interest income and $0.4 million in investment income. The higher loan income was due to $24.8 million of growth in the average loan portfolio as well as an 11 basis point increase in the average yield. The average loan portfolio increase was driven by growth in consumer installments ($10.6 million), business lending ($9.7 million) and consumer mortgages ($4.5 million). Second quarter net interest margin of 4.00% compares to 4.06% in the first quarter of 2006, and 4.16% in the second quarter of 2005, reflective of the higher cost of funds.

      Non-interest income, excluding security gains, increased by $1.0 million over the second quarter of 2005 and decreased $0.1 million versus the first quarter of 2006. Banking non-interest income increased $0.6 million and $0.4 million as compared to the second quarter of 2005 and the first quarter of 2006, respectively, primarily the result of higher utilization of deposit service products. Financial services revenue for the second quarter of 2006 increased $0.4 million, or 9.4%, compared to the second quarter of 2005, and included a 19.6% revenue improvement in our benefits administration and consulting business.

      Total operating expenses decreased $0.2 million versus the first quarter of 2006 as lower personnel, stock options and occupancy expenses, were partially offset by increases in administration, business development and marketing, and data processing costs. In addition, the second quarter included $161,000 of costs associated with two branch consolidations in Pennsylvania. The efficiency ratio for the second quarter of 2006 was 59.8% (58.9% excluding stock option expense) as compared to 60.3% for the first quarter of 2006. This change is a result of decreased operating expenses excluding intangible amortization and increased net interest income on an FTE basis, partially offset by a slight decrease in non-interest income.

      The company's effective income tax rate was 24.1% in the second quarter, somewhat more favorable than the 25.0% reported in the first quarter of 2006, and the 26.1% rate during the second quarter of 2005, which was impacted by income from securities gains.

Financial Position

      Average earning assets of $3.74 billion for the second quarter were up $34.2 million from first quarter 2006, with a $24.8 million increase in average loans and a $9.4 million increase in investments. Average earning assets were down $77.6 million from June 30, 2005, with loans increasing $73.3 million and investments decreasing $150.9 million, reflecting the company's successful 2005 efforts to improve its interest-rate sensitivity profile by selling certain securities. Deposits increased $27.2 million, or 0.9%, for the quarter, and were up $54.7 million, or 1.8%, from a year ago. Average borrowings were up $3.5 million over the first quarter, and decreased $165.6 million from June 30, 2005, again reflecting the aforementioned actions taken to improve interest-rate sensitivity.

Asset Quality

      The $1.7 million provision for loan losses was $0.4 million lower than both the first quarter of 2006 and the second quarter of 2005, reflective of the company's lowest quarterly charge-off and non-performing loan ratios in over three years. The $1.5 million of net charge-offs in the second quarter of 2006 was $0.5 million below the first quarter and $0.4 million below the average for the previous eight quarters. The net charge-off ratio of 0.26% was eight basis points below the first quarter's ratio and seven basis points lower than the average ratio of 0.33% for the previous eight quarters. Total non-performing loans as a percentage of total loans was down 17 basis points from the first quarter to 0.45%. Non-performing loans as a percentage of total loans averaged 0.59% over the previous eight quarters. The delinquent loan ratio of 0.69% is four basis points higher than the first quarter, but well below the average of 0.82% for the previous eight quarters.

Stock Repurchase

      During the quarter the company repurchased 101,000 of its shares at a total cost of $2.0 million, under the previously announced 1.5 million-share repurchase program authorized in April 2005. At June 30, 2006, there were 29.85 million shares outstanding, down from 30.24 million a year earlier. As of June 30, 2006 there were 0.65 million shares available for repurchase under this program.

Outlook

      Mr. Tryniski added, "Our full-year forecast continues to reflect our assumption that the yield curve will remain flat in 2006. We are pleased with the directionally positive trends reported in the second quarter in loan generation, non-interest income growth, asset quality, and expense control. We believe opportunities to expand our community-banking model organically as well as through acquisition will continue to present themselves in the coming quarters."

      Mr. Belden concluded, "I have enjoyed my 14 years with this company and we have collectively accomplished a great deal during this period - both in terms of the impressive growth we have achieved and the outstanding services we have provided - and I cannot stress enough how proud and appreciative I am of the dedicated and talented team of people with whom I have worked over these years, both within and outside of the Community Bank System organization."

Conference Call Scheduled

      A conference call will be held with company management at 10:00 a.m. (ET) on Friday, July 21, 2006, to discuss the above results at 1-866-838-2057. An audio recording will be available one hour after the call until September 30, 2006, and may be accessed at 1-888-284-7564 (access code 189455). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=34420.

      This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at:
www.communitybankna.com.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. CBU's wholly-owned banking subsidiary has $4.1 billion in assets and approximately 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

                                   -- more --

Summary of Financial Data
(Dollars in thousands, expect per share data)

                                                            --------------------------------------------------
                                                                 Quarter Ended             Year-to-Date
                                                                    June 30,                 June 30,
                                                            --------------------------------------------------
                                                               2006         2005         2006        2005
--------------------------------------------------------------------------------------------------------------
Earnings
--------------------------------------------------------------------------------------------------------------
Loan income                                                     $39,760      $36,157     $78,088      $71,659
Investment Income                                                16,618       18,626      32,883       38,347
   Total interest income                                         56,378       54,783     110,971      110,006
Interest Expense                                                 22,873       18,727      43,846       36,248
   Net interest income                                           33,505       36,056      67,125       73,758
Provision for loan losses                                         1,725        2,134       3,875        4,009
   Net interest income after provision for loan losses           31,780       33,922      63,250       69,749
Deposit service fees                                              7,167        6,703      13,841       12,780
Other banking services                                              361          241         837          766
Trust, investment and asset management fees                       1,766        1,859       3,816        3,640
Benefit plan administration, consulting and actuarial fees        3,155        2,639       6,536        5,489
Investment securities gains, net                                      0        5,164           0        6,890
   Total non-interest income                                     12,449       16,606      25,030       29,565
Salaries, employee benefits and professional fees                17,112       17,319      34,551       34,668
Stock option expense                                                421            0       1,047            0
Occupancy and equipment and furniture                             4,448        4,282       9,207        8,872
Amortization of intangible assets                                 1,489        1,984       2,982        3,968
Other                                                             7,737        7,609      14,855       14,676
Special charges/acquisition expenses                                  1            6           1           47
   Total operating expenses                                      31,208       31,200      62,643       62,231
Income before income taxes                                       13,021       19,328      25,637       37,083
Income taxes                                                      3,137        5,047       6,291        9,468
     Net income                                                  $9,884      $14,281     $19,346      $27,615
Basic earnings per share                                          $0.33        $0.47       $0.65        $0.91
Diluted earnings per share                                        $0.33        $0.46       $0.64        $0.89
Diluted earnings per share-cash (1)                               $0.37        $0.52       $0.72        $0.99
--------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, expect per share data)

                                                            ---------------------------------------------------------------
                                                                        2006                           2005
                                                            ---------------------------------------------------------------
                                                                2nd Qtr      1st Qtr     4th Qtr      3rd Qtr      2nd Qtr
---------------------------------------------------------------------------------------------------------------------------
Earnings
---------------------------------------------------------------------------------------------------------------------------
Loan income                                                     $39,760      $38,328     $38,816      $37,134      $36,157
Investment Income                                                16,618       16,265      16,302       16,936       18,626
   Total interest income                                         56,378       54,593      55,118       54,070       54,783
Interest Expense                                                 22,873       20,973      20,198       19,126       18,727
   Net interest income                                           33,505       33,620      34,920       34,944       36,056
Provision for loan losses                                         1,725        2,150       2,250        2,275        2,134
   Net interest income after provision for loan losses           31,780       31,470      32,670       32,669       33,922
Deposit service fees                                              7,167        6,674       7,341        7,237        6,703
Other banking services                                              361          476         616        1,411          241
Trust, investment and asset management fees                       1,766        2,050       1,844        1,823        1,859
Benefit plan administration, consulting and actuarial fees        3,155        3,381       2,937        2,767        2,639
Investment securities gains, net                                      0            0           0        5,305        5,164
   Total non-interest income                                     12,449       12,581      12,738       18,543       16,606
Salaries, employee benefits and professional fees                17,112       17,439      17,550       17,381       17,319
Stock option expense                                                421          626           0            0            0
Occupancy and equipment and furniture                             4,448        4,759       4,401        4,483        4,282
Amortization of intangible assets                                 1,489        1,493       1,604        1,553        1,984
Other                                                             7,737        7,118       7,981        7,309        7,609
Special charges/acquisition expenses                                  1            0       2,895            1            6
   Total operating expenses                                      31,208       31,435      34,431       30,727       31,200
Income before income taxes                                       13,021       12,616      10,977       20,485       19,328
Income taxes                                                      3,137        3,154       2,651        5,621        5,047
     Net income                                                  $9,884       $9,462      $8,326      $14,864      $14,281
Basic earnings per share                                          $0.33        $0.32       $0.28        $0.49        $0.47
Diluted earnings per share                                        $0.33        $0.31       $0.27        $0.48        $0.46
Diluted earnings per share-cash (1)                               $0.37        $0.35       $0.32        $0.53        $0.52
---------------------------------------------------------------------------------------------------------------------------
Profitability
---------------------------------------------------------------------------------------------------------------------------
Return on assets                                                  0.95%        0.93%       0.79%        1.39%        1.33%
Return on equity                                                  8.76%        8.38%       7.21%       12.59%       12.23%
Non-interest income/operating income (FTE)                        25.0%        25.3%       24.9%        32.5%        29.6%
Efficiency ratio (2)                                              59.8%        60.3%       58.5%        56.4%        57.2%
---------------------------------------------------------------------------------------------------------------------------
Components of Net Interest Margin (FTE)
---------------------------------------------------------------------------------------------------------------------------
Loan yield                                                        6.60%        6.49%       6.42%        6.17%        6.18%
Investment yield                                                  6.18%        6.11%       6.02%        5.91%        6.04%
Earning asset yield                                               6.45%        6.36%       6.28%        6.07%        6.13%
Interest bearing deposit rate                                     2.38%        2.19%       2.02%        1.85%        1.73%
Short-term borrowing rate                                         3.63%        3.61%       3.33%        2.96%        3.34%
Long-term borrowing rate                                          5.60%        5.62%       5.67%        5.83%        5.43%
Cost of all interest-bearing funds                                2.96%        2.80%       2.63%        2.45%        2.36%
Cost of funds (includes DDA)                                      2.50%        2.34%       2.20%        2.05%        1.99%
Net interest margin (FTE)                                         4.00%        4.06%       4.12%        4.06%        4.16%
Fully tax-equivalent adjustment                                  $3,747       $3,464      $3,512       $3,533       $3,533
---------------------------------------------------------------------------------------------------------------------------

(1) Excludes the after-tax effect of amortization of intangible assets and market value adjustment amortization on acquired loans and deposits.

(2) Excludes intangible amortization, acquisition expenses/special charges, results of securities transactions and debt structuring activities.

Summary of Financial Data
(Dollars in thousands, expect per share data)

                                                     --------------------------------------------------------------------
                                                                 2006                              2005
                                                     --------------------------------------------------------------------
                                                           2nd Qtr       1st Qtr      4th Qtr      3rd Qtr      2nd Qtr
-------------------------------------------------------------------------------------------------------------------------
Average Balances
-------------------------------------------------------------------------------------------------------------------------
Loans                                                     $2,425,763    $2,400,926  $2,406,094   $2,397,410   $2,352,473
Taxable investment securities                                794,698       781,488     774,420      841,823      944,015
Non-taxable investment securities                            518,309       522,112     522,276      523,212      519,873
   Total interest-earning assets                           3,738,770     3,704,526   3,702,790    3,762,445    3,816,361
Total assets                                               4,167,895     4,144,841   4,155,216    4,230,766    4,306,844
Interest-bearing deposits                                  2,460,781     2,410,348   2,382,620    2,386,338    2,385,370
Short-term borrowings                                        127,208       163,940     232,157      338,405      462,913
Long-term borrowings                                         509,102       468,884     427,082      371,877      338,957
   Total interest-bearing liabilities                      3,097,091     3,043,172   3,041,859    3,096,620    3,187,240
Shareholders' equity                                        $452,408      $458,163    $457,947     $468,559     $468,352
-------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                   $124,453      $121,795    $114,605     $154,674     $105,393
Investment securities                                      1,253,202     1,307,041   1,303,117    1,318,134    1,506,274
Loans:
   Consumer mortgage                                         822,235       814,885     815,463      813,273      802,787
   Business lending                                          827,021       820,722     819,605      816,145      824,007
   Consumer installment                                      795,010       772,614     776,701      782,420      752,043
     Total loans                                           2,444,266     2,408,221   2,411,769    2,411,838    2,378,837
Allowance for loan losses                                     32,900        32,720      32,581       32,460       32,011
Intangible assets                                            221,896       223,385     224,878      226,481      228,539
Other assets                                                 128,807       132,312     131,204      134,215      127,209
   Total assets                                            4,139,724     4,160,034   4,152,992    4,212,882    4,314,241
Deposits                                                   3,039,582     3,063,527   2,983,969    2,984,700    2,976,117
Borrowings                                                   512,997       506,241     572,588      626,151      717,930
Subordinated debt held by unconsolidated subsidiary
trusts                                                        80,530        80,517      80,502       80,488       80,474
Other liabilities                                             55,039        54,347      58,338       61,094       66,632
   Total liabilities                                       3,688,148     3,704,632   3,695,397    3,752,433    3,841,153
Shareholders' equity                                         451,576       455,402     457,595      460,449      473,088
   Total liabilities and shareholders' equity              4,139,724     4,160,034   4,152,992    4,212,882    4,314,241
Assets under management or administration                 $2,713,423    $2,642,226  $2,505,966   $2,394,012   $2,283,638
-------------------------------------------------------------------------------------------------------------------------
Capital
-------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage ratio                                          7.73%         7.68%       7.57%        7.34%        7.14%
Tangible equity / tangible assets                              5.86%         5.89%       5.92%        5.87%        5.99%
Accumulated other comprehensive income                       (3,638)         3,495       8,420       14,487       28,089
Diluted weighted average common shares O/S                    30,308        30,479      30,516       30,712       30,940
Period end common shares outstanding                          29,850        29,908      29,957       29,903       30,238
Cash dividends declared per common share                       $0.19         $0.19       $0.19        $0.19        $0.18
Book value                                                     15.13         15.23       15.28        15.40        15.65
Tangible book value                                             7.69          7.76        7.77         7.82         8.09
Common stock price (end of period)                             20.17         22.33       22.55        22.60        24.39
-------------------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, expect per share data)

                                                     --------------------------------------------------------------------
                                                                 2006                              2005
                                                     --------------------------------------------------------------------
                                                             2nd Qtr       1st Qtr     4th Qtr      3rd Qtr      2nd Qtr
-------------------------------------------------------------------------------------------------------------------------
Asset Quality
-------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                            $10,327       $13,701     $12,232      $12,896      $12,455
Accruing loans 90+ days delinquent                               765         1,213       1,075          672          898
   Total non-performing loans                                 11,092        14,914      13,307       13,568       13,353
Other real estate owned (OREO)                                 1,353         1,613       1,048          882          684
     Total non-performing assets                              12,445        16,527      14,355       14,450       14,037
Net charge-offs                                                1,545         2,011       2,129        1,826        2,021
Loan loss allowance/loans outstanding                          1.35%         1.36%       1.35%        1.35%        1.35%
Non-performing loans/loans outstanding                         0.45%         0.62%       0.55%        0.56%        0.56%
Loan loss allowance/non-performing loans                        297%          219%        245%         239%         240%
Net charge-offs/average loans                                  0.26%         0.34%       0.35%        0.30%        0.34%
Loan loss provision/net charge-offs                             112%          107%        106%         125%         106%
Non-performing assets/loans outstanding plus OREO              0.51%         0.69%       0.59%        0.60%        0.59%
-------------------------------------------------------------------------------------------------------------------------

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

                                      # # #